Exhibit 2.3

Apax US VII, L.P.	Apax Europe VII - A, L.P.
c/o Walkers SPV Limited	Third Floor, Royal Bank Place
P.O. Box 908GT	1 Glategny Esplanade
Mary Street	St Peter Port
George Town	Guernsey GY1 2HJ
Grand Cayman
Cayman Islands

Apax Europe VII - 1, L.P.	Apax Europe VII - B, L.P.
Third Floor, Royal Bank Place	Third Floor, Royal Bank Place
1 Glategny Esplanade	1 Glategny Esplanade
St Peter Port	St Peter Port
Guernsey GY1 2HJ	Guernsey GY1 2HJ

EQUITY COMMITMENT LETTER

July 22, 2009

BEN Holdings, Inc.
601 Lexington Avenue, 53rd Floor
New York, New York 10022

Bankrate, Inc.
11760 U.S. Highway One, Suite 200
North Palm Beach, Florida 33408

Re:   Project Ben Merger Agreement

Ladies and Gentlemen:

     This letter agreement sets forth the commitment of Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., and Apax US VII, L.P. (collectively, “Sponsor”), subject to the terms and conditions contained herein, to purchase, or cause the purchase of, certain equity and/or debt securities of BEN Holdings, Inc., a newly-formed Delaware corporation (“Parent”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Parent, Merger Sub, and Bankrate, Inc., a Florida corporation (the “Company”), Merger Sub has agreed to (i) commence a tender offer for all of the outstanding Shares (the “Offer”) and (ii) if the Offer is completed on the terms and subject to the conditions set forth in the Merger Agreement, merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. This letter agreement is being delivered to the Company and Parent to induce the Company to enter into the Merger Agreement. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

     1.   Commitment. Sponsor hereby commits to Parent and Merger Sub, subject to the terms and conditions set forth herein, that it shall purchase, or shall cause the purchase of, equity and/or debt securities of Parent for an aggregate amount of cash up to US$570,800,000 (the “Commitment”), solely for the purpose of allowing Parent to satisfy any claims arising out of a breach of Parent’s Obligations as defined in the limited guarantee dated as of the date hereof between Parent and the Company (the “Limited Guarantee”); provided, that under no circumstance shall Sponsor be obligated to fund, in the aggregate, an amount in excess of the Commitment. Sponsor may effect the purchase of such equity and/or debt securities of Parent directly or indirectly through one or more affiliated entities. The amount of the Commitment to be funded under this letter agreement may be reduced in an amount specified by Parent but only to the extent that it will thereafter be possible for Parent to satisfy any claims of the Company arising out of the Limited Guarantee.

     2.   Conditions. The Commitment shall be subject to (i) an assertion in writing by the Company or by any Representative on its behalf of a breach by Parent or Merger Sub of their obligations under the Merger Agreement and (ii) all of the terms, conditions and limitations set forth in the Limited Guarantee.

     3.   Enforceability. This letter agreement may be enforced by Parent or by the Company subject to the limitations described in Section 2 above. Except as expressly set forth in this Section 3, in no event shall any of Parent’s creditors shall have any right to enforce this letter agreement or to cause Parent to enforce this letter agreement.

     4.   No Modification. This letter agreement may not be amended or otherwise modified without the prior written consent of the Company, Parent and Sponsor. No transfer of any rights or obligations hereunder shall be permitted without the consent of the Company, Parent and Sponsor. Any transfer in violation of the preceding sentence shall be null and void.

     5.   Governing Law; Jurisdiction; Venue. This letter agreement, and all claims and causes of action arising out of, based upon, or related to this letter agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware. Any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement or the transactions contemplated hereby shall be brought solely in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this letter agreement in any other court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process as set forth below, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this letter agreement, or the subject mater hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this letter agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 7 hereof.

     6.   Notices. All notices, requests, claims, demands and other communications hereunder shall be given and shall be deemed to have been duly received (a) upon receipt by hand delivery, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier with confirmation of delivery, or (d) upon confirmation of delivery if transmitted by facsimile, as follows:

if to Sponsor:

Apax US VII, L.P.
c/o Walkers SPV Limited
P.O. Box 908GT
Mary Street
George Town
Grand Cayman
Cayman Islands
Attn.: Susan Ebanks
Facsimile: 345-945-4757

Apax Europe VII - 1, L.P.
Third Floor, Royal Bank Place
1 Glategny Esplanade
St Peter Port
Guernsey GY1 2HJ
Attn.: Denise Fallaize
Facsimile: 44 1481 810099

Apax Europe VII - A, L.P.
Third Floor, Royal Bank Place
1 Glategny Esplanade
St Peter Port
Guernsey GY1 2HJ
Attn.: Denise Fallaize
Facsimile: 44 1481 810099

Apax Europe VII - B, L.P.
Third Floor, Royal Bank Place
1 Glategny Esplanade

St Peter Port
Guernsey GY1 2HJ
Attn.: Denise Fallaize
Facsimile: 44 1481 810099

in each case with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Kirk A. Radke
        Kim Taylor
Facsimile: (212) 446-6460

if to Parent or the Company, addressed as provided in the Merger Agreement.

     7.   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO

IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS LETTER AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

     8.   Counterparts. This letter agreement may be executed by facsimile or electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     9.   No Third Party Beneficiaries. This letter agreement shall inure to the benefit of and be binding upon Parent, Sponsor and the Company. Nothing in this letter agreement, express or implied, is intended to nor does it confer upon any person other than Parent, Sponsor and the Company any rights or remedies under, or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter agreement or to confer upon any person any rights or remedies against any person other than Sponsor (but only at the direction of Sponsor as contemplated hereby) or the Company under or by reason of this letter agreement. Without limiting the foregoing, Parent’s creditors shall have no right to specifically enforce this letter agreement or to cause Parent to enforce this letter agreement.

     10.   Several Liability. Notwithstanding anything to the contrary contained in this letter agreement, the liability of each Sponsor hereunder shall be several, not joint and several, based upon its respective Pro Rata Percentage, and no Sponsor shall be liable for any amounts hereunder in excess of its Pro Rata Percentage of the Commitment or the Limited Commitment, as applicable. The “Pro Rata Percentage” of each Sponsor is as set forth below:

Apax Europe VII-A, L.P.	32.272%
Apax Europe VII-B, L.P.	59.213%

Apax Europe VII-1, L.P.	1.515%
Apax US VII, L.P.	7.00%
100%

     11.   Termination. The obligation of Sponsor to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms other than a termination pursuant to Sections 8.1(b), 8.1(c)(i) or 8.1(c)(iii) thereof, (c) the tender of the Parent Termination Fee, (d) 120 days after a termination of the Merger Agreement pursuant to Sections 8.1(b), 8.1(c)(i) or 8.1(c)(iii) thereof unless prior to the termination pursuant to Sections 8.1(b), 8.1(c)(i) or 8.1(c)(iii) or the end the 120 day period referred to in this clause (d), the Company shall have commenced a legal proceeding alleging amounts payable by Parent to the Company under the Limited Guarantee or the Merger Agreement, in which case this letter agreement shall terminate upon either (i) a final, non-appealable resolution of such legal proceeding and payment of the Obligations (subject to the Commitment amount), if applicable or (ii) a written agreement signed by each of the parties hereto terminating this letter agreement, and (e) the funding of the Commitment.

     12.   No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that Sponsor may be a partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Parent acknowledges and agrees that no Person other than Sponsor has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, any Non-Recourse Party, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

     13.   Miscellaneous. For the avoidance of doubt, the Company acknowledges that Sponsor will in no event be obligated to fund to Parent an aggregate amount more than the Commitment in connection with the transactions contemplated in the Merger Agreement.

* * * * *

(signature page follows)

Sincerely,

For and on behalf of Apax Partners Europe Managers Limited as Manager of
Apax Europe VII - A, L.P.

By: /s/ Andrew Sillitoe	By: /s/ Tom Hall
Name: Andrew Sillitoe	Name: Tom Hall
Title: Authorised Signatory	Title: Authorised Signatory

For and on behalf of Apax Partners Europe Managers Limited as Manager of
Apax Europe VII - B, L.P.

By: /s/ Andrew Sillitoe	By: /s/ Tom Hall
Name: Andrew Sillitoe	Name: Tom Hall
Title: Authorised Signatory	Title: Authorised Signatory

For and on behalf of Apax Partners Europe Managers Limited as Manager of
Apax Europe VII - 1, L.P.

By: /s/ Andrew Sillitoe	By: /s/ Tom Hall
Name: Andrew Sillitoe	Name: Tom Hall
Title: Authorised Signatory	Title: Authorised Signatory

Apax US VII, L.P.

By: Apax US VII GP, L.P. its General Partner

By: Apax US VII GP, Ltd. its General Partner

By: /s/ John F. Megrue
Name: John F. Megrue
Title: CEO

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:
BEN Holdings, Inc.

By: /s/ Mitch Truwit
Name: Mitch Truwit
Title: Vice President

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:
BANKRATE, INC.

By: /s/ Edward J. DeMaria
Name: Edward J. DeMaria
Title: Senior Vice President, Chief Financial Officer

[Signature Page to Equity Commitment Letter]